As filed with the Securities and Exchange Commission on June 6, 2008
Registration Statement No.      •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONCOLYTICS BIOTECH INC.

(Exact name of Registrant as specified in its charter)

Alberta	2834	Not Applicable

(Province or other jurisdiction of incorporation or organization )	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Suite #210, 1167 Kensington Crescent N.W.
Calgary, Alberta
Canada T2N 1X7
(403) 670-7377

(Address and Telephone number of Registrant’s Principal Executive Offices)
DL Services, Inc.
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(206) 903-8800

(Name, Address (including zip code) and Telephone Number (including Area Code)
of Agent for Service in the United States)
Copies to:

Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP Republic Plaza Building, Suite 4700 370 Seventeenth Street Denver, CO 80202-5647	Brent W. Kraus Bennett Jones LLP 4500, 855 2nd Street SW Calgary, Alberta Canada T2P 4K7
Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.
Province of Alberta, Canada

(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on __________ (date) at _____ (time) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on __________ (date) at _____ (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on __________ (date).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☑

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	aggregate offering price (1) (2)	registration fee
Common Shares, Subscription Receipts, Warrants, Debt Securities, and Units(3)	U.S.$149,238,881	U.S.$5,866
TOTAL	U.S.$149,238,881	U.S.$5,866

(1)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$149,238,881.

(2)	Determined based on the proposed maximum aggregate offering price in Canadian dollars of $150,000,000 converted into U.S. dollars based on the noon exchange rate as report by the Federal Reserve Bank of New York on June 3, 2008 of US$1.00 to Cdn$1.0051.

(3)	Subject to footnote (1), there are being registered hereunder an indeterminate number of Common Shares, Subscription Receipts, Warrants, Debt Securities, and Units as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Common Shares as may be issuable upon exercise of Subscription Receipts and Warrants or as part of Units.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Base Shelf Prospectus

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of British Columbia, Alberta, Manitoba and Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authority.

This short form prospectus has been filed under legislation in each of the provinces of British Columbia, Alberta, Manitoba and Ontario that permits certain information about these securities to be determined after this short form prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of the United States.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Oncolytics Biotech Inc. at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7 telephone (403) 670-7377, and are available electronically at www.sedar.com. See “Documents Incorporated by Reference”.

Preliminary Short Form Prospectus

New Issue	Dated June 6, 2008

Cdn. $150,000,000

Common Shares
Subscription Receipts
Warrants
Debt Securities
Units

We may from time to time during the 25-month period that this prospectus (the “Prospectus”), including any amendments, remains valid, sell under this Prospectus up to Cdn. $150,000,000 (or the equivalent in other currencies or currency units) aggregate initial offering price of our common shares (“Common Shares”), subscription receipts (“Subscription Receipts”), warrants to purchase Common Shares (“Warrants”), senior or subordinated unsecured debt securities (“Debt Securities”), and/or units comprised of one or more of the other securities described in this Prospectus in any combination, (“Units” and, together with the Common Shares, Subscription Receipts, Debt Securities and Warrants, the “Securities”). We may offer Securities in such amount and, in the case of the Subscription Receipts, Debt Securities, Warrants and Units, with such terms, as we may determine in light of market conditions. We may sell the Subscription Receipts, Debt Securities and Warrants in one or more series.

There are certain risk factors that should be carefully reviewed by prospective purchasers. See “Risk Factors”.

The specific variable terms of any offering of Securities will be set forth in a supplement to this Prospectus relating to such Securities (each, a “Prospectus Supplement”) including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the currency (which may be Canadian dollars or any other currency), the issue price, the terms and procedures for the exchange of the Subscription Receipts and any other specific terms; (iii) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), number of the Common Shares that may be acquired upon exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedures and any other specific terms; (iv) in the case of Debt Securities, the designation, aggregate principal amount and authorized denominations of the Debt Securities, any limit on the aggregate principal amount of the Debt Securities, the currency (which may be Canadian dollars or any other currency), the issue price (at par, at a discount or at a premium), the issue and delivery date, the maturity date (including any provisions for the extension of a maturity date), the interest rate (either fixed or floating and, if floating, the method of determination thereof), the interest payment date(s), the provisions (if any) for subordination of the Debt Securities to other indebtedness, any redemption provisions, any repayment provisions, any terms entitling the holder to exchange or convert the Debt Securities into other securities and any other specific terms; and (v) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), terms of the Units and of the securities comprising the Units and any other specific terms.

We are permitted, as a foreign issuer in the United States, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. We have prepared our financial statements included or incorporated herein by reference in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of United States companies. Information regarding the impact upon our financial statements of significant differences between Canadian and United States generally accepted accounting principles is contained in the notes to the financial statements incorporated by reference in this Prospectus.

You should be aware that the purchase of the Securities may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. You should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of securities. See “Certain Income Tax Considerations”.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, the majority of our officers and directors and some of the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and the assets of such persons are located outside the United States.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Our outstanding securities are listed for trading on the Toronto Stock Exchange under the trading symbol “ONC” and on the NASDAQ Capital Market under the trading symbol “ONCY”. Unless otherwise specified in any applicable Prospectus Supplement, the Subscription Receipts, Warrants, Debt Securities, and Units will not be listed on any securities exchange. There is no market through which the Subscription Receipts, Warrants, Debt Securities or Units may be sold and purchasers may not be able to resell the Subscription Receipts, Warrants, Debt Securities or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See the “Risk Factors” section of the applicable Prospectus Supplement.

ii

We may sell the Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the initial public offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters, if any, will be named in the related Prospectus Supplement.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus.

Our head office and principal place of business is located at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7. Our registered office is located at 4500 Bankers Hall East, 855 — 2nd Street S.W., Calgary, Alberta T2P 4K7.

iii

DEFINITIONS AND OTHER MATTERS

In this Prospectus and any Prospectus Supplement, unless otherwise indicated, references to “we”, “us”, “our”, “Oncolytics” or the “Corporation” are to Oncolytics Biotech Inc. All references to “dollars”, “Cdn.$” or “$” are to Canadian dollars and all references to “U.S.$” are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus and any Prospectus Supplement is determined using Canadian generally accepted accounting principles.

We prepare our financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ from United States generally accepted accounting principles (“U.S. GAAP”). Therefore, our financial statements incorporated by reference in this Prospectus and any Prospectus Supplement and in the documents incorporated by reference in this Prospectus and in any applicable Prospectus Supplement may not be comparable to financial statements prepared in accordance with U.S. GAAP. You should refer to Note 21 of our financial statements for the year ended December 31, 2007 for a discussion of the principal differences between our financial results determined under Canadian GAAP and under U.S. GAAP. For our financial statements as at and for the three months ended March 31, 2008, you should refer to our reconciliation of our financial statements as at and for the three months ended March 31, 2008 to U.S. GAAP furnished to the SEC on the Company’s Current Report on Form 6-K dated June 4, 2008 and incorporated into this Prospectus by reference. See “Documents Incorporated by Reference”.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements that we make contain forward-looking statements reflecting our current beliefs, plans, estimates and expectations. Readers are cautioned that these forward-looking statements involve risks and uncertainties, including, without limitation, clinical trial study delays, product development delays, our ability to attract and retain business partners, future levels of government funding, competition from other biotechnology companies and our ability to obtain the capital required for research, product development, operations and marketing. These factors should be carefully considered and readers should not place undue reliance on our forward-looking statements. Actual events may differ materially from our current expectations due to risks and uncertainties.

Our statements of “belief”, “estimates”, “expectations” and other similar statements are based primarily upon our results derived to date from our research and development program with animals and early stage human results and upon which we believe we have a reasonable scientific basis to expect the particular results to occur. It is not possible to predict, based upon studies in animals or early stage human results, whether a new therapeutic will be proved to be safe and effective in humans. There can be no assurance that the particular result expected by us will occur. Except as required by applicable securities laws, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Prospectus or to conform these statements to actual results or to changes in our expectations.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7 telephone (403) 670-7377, and are available electronically at www.sedar.com.

We have filed the following documents with the securities commissions or similar regulatory authorities in certain of the provinces of Canada and such documents are specifically incorporated by reference in this Prospectus:

•	our Renewal Annual Information Form dated March 5, 2008, for the year ended December 31, 2007 (the “AIF”);

•	our Management Proxy Circular dated March 20, 2008 relating to the annual and special meeting of shareholders held on May 7, 2008;

•	our audited financial statements, together with the notes thereto, for the years ended December 31, 2007 and 2006 and the auditors’ report thereon addressed to our shareholders;

•	our management’s discussion and analysis of financial condition and results of operations dated March 5, 2008, for the year ended December 31, 2007;

•	our unaudited interim consolidated financial statements as at and for the three months ended March 31, 2008, together with the notes thereto;

•	our management’s discussion and analysis of financial condition and results of operations dated April 30, 2008, for the three months ended March 31, 2008; and

•	the reconciliation of our consolidated financial statements as at and for the three months ended March 31, 2008 to U.S. GAAP, filed on June 3, 2008 under the heading “Other”.

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators to be incorporated by reference in a short form prospectus, including any annual information form, comparative annual financial statements and the auditors’ report thereon, comparative interim financial statements, management’s discussion and analysis of financial condition and results of operations, material change report (except a confidential material change report), business acquisition report and information circular, if filed by us with the securities commissions or similar authorities in the provinces of Canada after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus.

Any report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 after the date of this Prospectus shall be deemed to be incorporated by reference into the registration statement of which this Prospectus forms a part, if and to the extent expressly provided in such report.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba and Ontario during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba and Ontario during the term of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new information circular relating to an annual meeting of holders of Common Shares being filed by us with the securities commission or similar regulatory authority in each of the provinces of British Columbia, Alberta, Manitoba and Ontario during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of the Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commissions or similar regulatory authorities in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the Business Corporations Act (Alberta). The majority of our officers and directors and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of their assets and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed DL Services, Inc. at 1420, Fifth Avenue, Suite 3400, Seattle, Washington 98101 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

RISK FACTORS

A prospective purchaser of Securities should carefully consider the list of risk factors set forth below as well as the other information contained in and incorporated by reference in this Prospectus before purchasing our Securities.

All of our potential products, including REOLYSIN®, are in the research and development stage and will require further development and testing before they can be marketed commercially.

Prospects for companies in the biotechnology industry generally may be regarded as uncertain given the nature of the industry and, accordingly, investments in biotechnology companies should be regarded as speculative. We are currently in the research and development stage on one product, REOLYSIN®, for human application, the riskiest stage for a company in the biotechnology industry. It is not possible to predict, based upon studies in animals and early stage human clinical trials whether REOLYSIN® will prove to be safe and effective in humans. REOLYSIN® will require additional research and development, including extensive additional clinical testing, before we will be able to obtain the approvals of the relevant regulatory authorities in applicable countries to market REOLYSIN® commercially. There can be no assurance that the research and development programs we conducted will result in REOLYSIN® or any other products becoming commercially viable products, and in the event that any product or products result from the research and development program, it is unlikely they will be commercially available for a number of years.

To achieve profitable operations we, alone or with others, must successfully develop, introduce and market our products. To obtain regulatory approvals for products being developed for human use, and to achieve commercial success, human clinical trials must demonstrate that the product is safe for human use and that the product shows efficacy. Unsatisfactory results obtained from a particular study relating to a program may cause us to abandon our commitment to that program or the product being tested. No assurances can be provided that any current or future animal or human test, if undertaken, will yield favourable results. If we are unable to establish that REOLYSIN® is a safe, effective treatment for cancer, we may be required to abandon further development of the product and develop a new business strategy.

There are inherent risks in pharmaceutical research and development.

Pharmaceutical research and development is highly speculative and involves a high and significant degree of risk. The marketability of any product we develop will be affected by numerous factors beyond our control, including but not limited to:

•	the discovery of unexpected toxicities or lack of sufficient efficacy of products which make them unattractive or unsuitable for human use;

•	preliminary results as seen in animal and/or limited human testing may not be substantiated in larger, controlled clinical trials;

•	manufacturing costs or other production factors may make manufacturing of products ineffective, impractical and non-competitive;

•	proprietary rights of third parties or competing products or technologies may preclude commercialization;

•	requisite regulatory approvals for the commercial distribution of products may not be obtained; and

•	other factors may become apparent during the course of research, up-scaling or manufacturing which may result in the discontinuation of research and other critical projects.

Our products under development have never been manufactured on a commercial scale, and there can be no assurance that such products can be manufactured at a cost or in a quantity to render such products commercially viable. Production and utilization of our products may require the development of new manufacturing technologies and expertise. The impact on our business in the event that new manufacturing technologies and expertise are required to be developed is uncertain. There can be no assurance that we will successfully meet any of these technological challenges, or others that may arise in the course of development.

Pharmaceutical products are subject to intense regulatory approval processes.

The regulatory process for pharmaceuticals, which includes preclinical studies and clinical trials of each compound to establish its safety and efficacy, takes many years and requires the expenditure of substantial resources. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Further, government policy may change, and additional government regulations may be established that could prevent or delay regulatory approvals for our products. In addition, a marketed drug and its manufacturer are subject to continual review. Later discovery of previously unknown problems with the product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and risk of litigation.

The U.S. Food and Drug Administration (the “FDA”) in the United States and similar regulatory authorities in other countries may deny approval of a new drug application if required regulatory criteria are not satisfied, or may require additional testing. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA and similar regulatory authorities in other countries may require further testing and surveillance programs to monitor the pharmaceutical product that has been commercialized. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including product withdrawals, product seizures, injunction actions and criminal prosecutions.

In addition to our own pharmaceuticals, we may supply active pharmaceutical ingredients and advanced pharmaceutical intermediates for use in our customers’ drug products. The final drug products in which the pharmaceutical ingredients and advanced pharmaceutical intermediates are used, however, are subject to regulation for safety and efficacy by the FDA and other jurisdictions, as the case may be. Such products must be approved by such agencies before they can be commercially marketed. The process of obtaining regulatory clearance for marketing is uncertain, costly and time consuming. We cannot predict how long the necessary regulatory approvals will take or whether our customers will ever obtain such approval for their products. To the extent that our customers do not obtain the necessary regulatory approvals for marketing new products, our product sales could be adversely affected.

The FDA and other governmental regulators have increased requirements for drug purity and have increased environmental burdens upon the pharmaceutical industry. Because pharmaceutical drug manufacturing is a highly regulated industry, requiring significant documentation and validation of manufacturing processes and quality control assurance prior to approval of the facility to manufacture a specific drug, there can be considerable transition time between the initiation of a contract to manufacture a product and the actual initiation of manufacture of that product. Any lag time in the initiation of a contract to manufacture product and the actual initiation of manufacture could cause us to lose profits or incur liabilities.

The pharmaceutical regulatory regime in Europe and other countries is, by and large, generally similar to that of the United States. We could face similar risks in these other jurisdictions, as the risks described above.

Our operations and products may be subject to other government manufacturing and testing regulations.

Securing regulatory approval for the marketing of therapeutics by the FDA in the United States and similar regulatory agencies in other countries is a long and expensive process, which can delay or prevent product development and marketing. Approval to market products may be for limited applications or may not be received at all.

The products we anticipate manufacturing will have to comply with the FDA’s current Good Manufacturing Practices (“GMP”) and other FDA, and local government guidelines and regulations, including other international regulatory requirements and guidelines. Additionally, certain of our customers may require the manufacturing facilities contracted by us to adhere to additional manufacturing standards, even if not required by the FDA. Compliance with GMP regulations requires manufacturers to expend time, money and effort in production, and to maintain precise records and quality control to ensure that the product meets applicable specifications and other requirements. The FDA and other regulatory bodies periodically inspect drug-manufacturing facilities to ensure compliance with applicable GMP requirements. If the manufacturing facilities contracted by us fail to comply with the GMP requirements, the facilities may become subject to possible FDA or other regulatory action and manufacturing at the facility could consequently be suspended. We may not be able to contract suitable alternative or back-up manufacturing facilities on terms acceptable to us or at all.

The FDA or other regulatory agencies may also require the submission of any lot of a particular product for inspection. If the lot product fails to meet the FDA requirements, then the FDA could take any of the following actions: (i) restrict the release of the product; (ii) suspend manufacturing of the specific lot of the product; (iii) order a recall of the lot of the product; or (iv) order a seizure of the lot of the product.

We are subject to regulation by governments in many jurisdictions and, if we do not comply with healthcare, drug, manufacturing and environmental regulations, among others, our existing and future operations may be curtailed, and we could be subject to liability.

In addition to the regulatory approval process, we may be subject to regulations under local, provincial, state, federal and foreign law, including requirements regarding occupational health, safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations.

The biotechnology industry is extremely competitive and we must successfully compete with larger companies with substantially greater resources.

Technological competition in the pharmaceutical industry is intense and we expect competition to increase. Other companies are conducting research on therapeutics involving the Ras pathway as well as other novel treatments or therapeutics for the treatment of cancer which may compete with our product. Many of these competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. In addition, many of these competitors have significantly greater experience in undertaking research, preclinical studies and human clinical trials of new pharmaceutical products, obtaining regulatory approvals and manufacturing and marketing such products. In addition, there are several other companies and products with which we may compete from time to time, and which may have significantly better and larger resources than us. Accordingly, our competitors may succeed in manufacturing and/or commercializing products more rapidly or effectively, which could have a material adverse effect on our business, financial condition or results of operations.

We anticipate that we will face increased competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by our competitors will not be more effective, or be more effectively manufactured, marketed and sold, than any that may be developed or sold by us. Competitive products may render our products obsolete and uncompetitive prior to recovering research, development or commercialization expenses incurred with respect to any such products.

We rely on patents and proprietary rights to protect our technology.

Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing the rights of third parties. We have patents in the United States, Canada and Europe and have filed applications for patents in the United States and under the PCT, allowing us to file in other jurisdictions. See “Narrative Description — Patent and Patent Application Summary” in our AIF. Our success will depend, in part, on our ability to obtain, enforce and maintain patent protection for our technology in Canada, the United States and other countries. We cannot be assured that patents will issue from any pending applications or that claims now or in the future, if any, allowed under issued patents will be sufficiently broad to protect our technology. In addition, no assurance can be given that any patents issued to or licensed by us will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide continuing competitive advantages to us.

The patent positions of pharmaceutical and biotechnology firms, including us, are generally uncertain and involve complex legal and factual questions. In addition, it is not known whether any of our current research endeavours will result in the issuance of patents in Canada, the United States, or elsewhere, or if any patents already issued will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States and Canada may be maintained in secrecy until at least 18 months after filing of the original priority application, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we or any licensor were the first to create inventions claimed by pending patent applications or that we or the licensor were the first to file patent applications for such inventions. Loss of patent protection could lead to generic competition for these products, and others in the future, which would materially and adversely affect our financial prospects for these products and which could have a material adverse effect on our business, financial condition or results of operations.

Similarly, since patent applications filed before November 29, 2000 in the United States may be maintained in secrecy until the patents issue or foreign counterparts, if any, publish, we cannot be certain that we or any licensor were the first creator of inventions covered by pending patent applications or that we or such licensor were the first to file patent applications for such inventions. There is no assurance that our patents, if issued, would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

Accordingly, we may not be able to obtain and enforce effective patents to protect our proprietary rights from use by competitors, and the patents of other parties could require us to stop using or pay to use certain intellectual property, and as such, our competitive position and profitability could suffer as a result.

In addition, we may be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any licenses required under such patents or proprietary rights will be available on terms acceptable to us. If we do not obtain such licenses, we could encounter delays in introducing one or more of our products to the market while we attempt to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us on such patents or in suits in which our attempts to enforce our own patents against other parties.

Our products may fail or cause harm, subjecting us to product liability claims.

Use of our product during current clinical trials may entail risk of product liability. We maintain clinical trial liability insurance; however, it is possible this coverage may not provide full protection against all risks. Given the scope and complexity of the clinical development process, the uncertainty of product liability litigation, and the shrinking capacity of insurance underwriters, it is not possible at this time to assess the adequacy of current clinical trial coverage, nor the ability to secure continuing coverage at the same level and at reasonable cost in the foreseeable future. While we carry, and intend to continue carrying amounts believed to be appropriate under the circumstances, it is not possible at this time to determine the adequacy of such coverage.

In addition, the sale and commercial use of our product entails risk of product liability. We currently do not carry any product liability insurance for this purpose. There can be no assurance that we will be able to obtain appropriate levels of product liability insurance prior to any sale of our pharmaceutical products. An inability to obtain insurance on economically feasible terms or to otherwise protect against potential product liability claims could inhibit or prevent the commercialization of products developed by us. The obligation to pay any product liability claim or a recall of a product could have a material adverse effect on our business, financial condition and future prospects.

We have limited manufacturing experience and intend to rely on third parties to commercially manufacture our products, if and when developed.

To date, we have relied upon a contract manufacturer to manufacture small quantities of REOLYSIN®. The manufacturer may encounter difficulties in scaling up production, including production yields, quality control and quality assurance. Only a limited number of manufacturers can supply therapeutic viruses and failure by the manufacturer to deliver the required quantities of REOLYSIN® on a timely basis at a commercially reasonable price may have a material adverse effect on us. We have completed a program for the development of a commercial process for manufacturing REOLYSIN® and have filed a number of patent applications related to the process. There can be no assurance that we will successfully obtain sufficient patent protection related to our manufacturing process.

New products may not be accepted by the medical community or consumers.

Our primary activity to date has been research and development and we have no experience in marketing or commercializing products. We will likely rely on third parties to market our products, assuming that they receive regulatory approvals. If we rely on third parties to market our products, the commercial success of such product may be outside of our control. Moreover, there can be no assurance that physicians, patients or the medical community will accept our product even if it proves to be safe and effective and is approved for marketing by Health Canada, the FDA and other regulatory authorities. A failure to successfully market our product would have a material adverse effect on our revenue.

Our technologies may become obsolete.

The pharmaceutical industry is characterized by rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render our products obsolete, less competitive or less marketable. The process of developing our products is extremely complex and requires significant continuing development efforts and third party commitments. Our failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect our business.

We may be unable to anticipate changes in our potential customer requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using our new technologies or exploiting our niche markets effectively or adapting our businesses to evolving customer or medical requirements or preferences or emerging industry standards.

We are highly dependent on third party relationships for research and clinical trials.

We rely upon third party relationships for assistance in the conduct of research efforts, pre-clinical development and clinical trials, and manufacturing. In addition, we expect to rely on third parties to seek regulatory approvals for and to market our product. Although we believe that our collaborative partners will have an economic motivation to commercialize our product included in any collaborative agreement, the amount and timing of resources diverted to these activities generally is expected to be controlled by the third party. Furthermore, if we cannot maintain these relationships, our business may suffer.

We have no operating revenues and a history of losses.

To date, we have not generated sufficient revenues to offset our research and development costs and accordingly have not generated positive cash flow or made an operating profit. As of December 31, 2007, we had an accumulated deficit of $80.5 million and we incurred net losses of $15.6 million, $14.3 million, and $12.8 million, for the years ended December 31, 2007, 2006 and 2005, respectively. As at March 31, 2008, we had an accumulated deficit of $83.3 million and in the three month period then ended we incurred a net loss of $3.3 million. We anticipate that we will continue to incur significant losses during 2008 and in the foreseeable future. We do not expect to reach profitability at least until after successful and profitable commercialization of one or more of our products. Even if one or more of our products are profitably commercialized, the initial losses incurred by us may never be recovered.

We may not be able to obtain third-party reimbursement for the cost of our product.

Uncertainty exists regarding the reimbursement status of newly-approved pharmaceutical products and reimbursement may not be available for REOLYSIN®. Any reimbursements granted may not be maintained or limits on reimbursements available from third-party payors may reduce the demand for, or negatively affect the price of, these products. If REOLYSIN® does not qualify for reimbursement, if reimbursement levels diminish, or if reimbursement is denied, our sales and profitability would be adversely affected.

We may need additional financing in the future to fund the research and development of our products and to meet our ongoing capital requirements.

As at December 31, 2007, we had cash and cash equivalents (including short-term investments) of $25.2 million and working capital of approximately $22.4 million. As at March 31, 2008, we had cash and cash equivalents (including short-term investments) of $22.0 million and working capital of approximately $19.5 million. We anticipate that we may need additional financing in the future to fund research and development and to meet our ongoing capital requirements. The amount of future capital requirements will depend on many factors, including continued scientific progress in our drug discovery and development programs, progress in our pre-clinical and clinical evaluation of drug candidates, time and expense associated with filing, prosecuting and enforcing our patent claims and costs associated with obtaining regulatory approvals. In order to meet such capital requirements, we will consider contract fees, collaborative research and development arrangements, and additional public or private financings (including the incurrence of debt and the issuance of additional equity securities) to fund all or a part of particular programs as well as potential partnering or licensing opportunities. There can be no assurance that additional funding will be available or, if available, that it will be available on acceptable terms. If adequate funds are not available on terms favorable to us, we may have to reduce substantially or eliminate expenditures for research and development, testing, production and marketing of our proposed product, or obtain funds through arrangements with corporate partners that require us to relinquish rights to certain of our technologies or product. There can be no assurance that we will be able to raise additional capital if our current capital resources are exhausted.

The cost of director and officer liability insurance may increase substantially and may affect our ability to retain quality directors and officers.

We carry liability insurance on behalf of our directors and officers. Given a number of large director and officer liability insurance claims in the U.S. equity markets, director and officer liability insurance has become increasingly more expensive with increased restrictions. Consequently, there is no assurance that we will continue to be offered this insurance or be able to obtain adequate coverage. The inability to acquire the appropriate insurance coverage may limit our ability to attract and maintain directors and officers as required to conduct our business.

We are dependent on our key employees and collaborators.

Our ability to develop the product will depend, to a great extent, on our ability to attract and retain highly qualified scientific personnel and to develop and maintain relationships with leading research institutions. Competition for such personnel and relationships is intense. We are highly dependent on the principal members of our management staff, as well as our advisors and collaborators, the loss of whose services might impede the achievement of development objectives. The persons working with us are affected by a number of influences outside of our control. The loss of key employees and/or key collaborators may affect the speed and success of product development.

We presently carry key man insurance in the amounts of $1,500,000, $1,000,000 and $500,000 for Dr. Thompson, Dr. Coffey and Mr. Ball, respectively.

Our share price may be highly volatile.

Market prices for securities of biotechnology companies generally are volatile. This increases the risk of securities litigation. Factors such as announcements (publicly made or at scientific conferences) of technological innovations, new commercial products, patents, the development of proprietary rights, results of clinical trials, regulatory actions, publications, quarterly financial results, our financial position, public concern over the safety of biotechnology, future sales of shares by us or our current shareholders and other factors could have a significant effect on the market price and volatility of the Common Shares.

We incur some of our expenses in foreign currencies and therefore we are exposed to foreign currency exchange rate fluctuations.

We incur some of our manufacturing, clinical, collaborative and consulting expenses in foreign currencies (primarily the U.S. dollar and the British Pound (“BP”). Over the past few years the Canadian dollar has appreciated relative to the U.S. dollar and the BP thereby decreasing the Canadian dollar equivalent. However, if this trend reverses, our Canadian dollar equivalent costs will increase.

Also, as we expand to other foreign jurisdictions there may be an increase in our foreign exchange exposure.

We earn interest income on our excess cash reserves and are exposed to changes in interest rates.

We invest our excess cash reserves in investment vehicles that provide a rate of return with little risk to principal. As interest rates change the amount of interest income we earn will be directly impacted.

ONCOLYTICS BIOTECH INC.

Oncolytics Biotech Inc. was incorporated pursuant to the provisions of the Business Corporations Act (Alberta) on April 2, 1998 as 779738 Alberta Ltd. On April 8, 1998, we amended our articles and changed our name to Oncolytics Biotech Inc. On July 29, 1999, we further amended our articles by removing the private company restrictions and subdividing our 2,222,222 Common Shares issued and outstanding into 6,750,000 Common Shares. On February 9, 2007, we further amended our articles to permit for our shareholder meetings to be held at any place in Alberta or at any other location as determined by our directors.

Our head office and principal place of business is located at 210, 1167 Kensington Crescent N.W., Calgary, Alberta T2N 1X7. Our registered office is located at 4500 Bankers Hall East, 855 — 2nd Street S.W., Calgary, Alberta T2P 4K7.

OUR BUSINESS

We focus on the discovery and development of oncolytic viruses for the treatment of cancers that have not been successfully treated with conventional therapeutics. Recent scientific advances in oncology, virology, and molecular biology have created opportunities for new approaches to the treatment of cancer. The product we are presently developing may represent a novel treatment for Ras-mediated cancers which can be used as an alternative to existing cytotoxic or cytostatic therapies or as an adjuvant therapy to conventional chemotherapy, radiation therapy, or surgical resections. It could also potentially be used to treat certain cellular proliferative disorders for which no current therapy exists.

Our technologies are based primarily on discoveries in the Department of Microbiology and Infectious Diseases at the University of Calgary in the 1990’s. Oncolytics was formed in 1998 to explore the natural oncolytic capability of the reovirus, a virus that preferentially replicates in cells with an activated Ras pathway.

The lead product being developed by us may represent a novel treatment for certain tumour types and some cellular proliferative disorders. Our lead product is a virus that is able to replicate specifically in, and hence kill, certain tumour cells both in tissue culture as well as in a number of animal models without damaging normal cells.

Our potential product for human use, REOLYSIN®, is developed from the reovirus. This virus has been demonstrated to replicate specifically in tumour cells bearing an activated Ras pathway. Activating mutations of Ras occur in approximately thirty per cent of all human tumours directly, but considering its central role in signal transduction, activation of the Ras pathway has been shown to play a role in approximately two-thirds of all tumours.

The functionality of REOLYSIN® is based upon the finding that tumours bearing an activated Ras pathway are deficient in their ability to activate the anti-viral response mediated by the host cellular protein, Protein Kinase R (“PKR”). Since PKR is responsible for preventing reovirus replication, tumour cells lacking the activity of PKR are susceptible to reovirus infections. As normal cells do not possess Ras activations, these cells are able to thwart reovirus infections by the activity of PKR. In a tumour cell with an activated Ras pathway, reovirus is able to freely replicate and hence kill the host tumour cell. The result of this replication is progeny viruses that are then free to infect surrounding cancer cells. This cycle of infection, replication and cell death is believed to be repeated until there are no longer any tumour cells carrying an activated Ras pathway available.

The following schematic illustrates the molecular basis of how the reovirus kills cancer cells.

For both non-cancer cells and cancer cells with an activated Ras pathway, virus binding, entry, and production of viral genes all proceed normally. In the case of normal cells however, the viral genes cause the activation of the anti-viral response that is mediated by the host cell’s PKR, thus blocking the replication of the reovirus. In cells with an activated Ras pathway, the activation of PKR is prevented or reversed by an element of the Ras signal transduction pathway, thereby allowing the replication of the reovirus in these cancer cells. The end result of this replication is the death of the cancer cell. The action of the Ras pathway in allowing reovirus replication to ensue can be mimicked in non-cancerous cells by treating these cells with the chemical 2-aminopurine which prevents the activation of PKR.

RECENT DEVELOPMENTS

REOLYSIN® Development since the First Quarter of 2008

Clinical Trial Program

Clinical Trials — Results

In June 2008, we announced that interim results of our Phase II study of intravenous REOLYSIN® in patients with sarcomas metastatic to the lung were presented at the American Society of Clinical Oncology annual meeting. The presentation, entitled “A Phase II Study of Intravenous REOLYSIN (Wild-type Reovirus) in the Treatment of Patients with Bone and Soft Tissue Sarcomas Metastatic to the Lung” was delivered by Dr. Monica Mita, the study principal investigator and her team at the Institute of Drug Development, the Cancer Therapy and Research Center at the University of Texas Health Science Center, San Antonio, Texas.

The interim results demonstrated that the treatment has been well tolerated to date, with 8 of 16 evaluable patients experiencing stable disease for periods ranging from two to more than ten, 28-day cycles. As previously announced by Oncolytics, the third patient treated in the study was demonstrated to have stable disease by RECIST criteria for more than six months as measured by CT scan. A PET scan taken at the same time showed that any residual mass was metabolically inert.

In April 2008, we completed patient enrolment in the dose escalation portion and reported positive interim results from our U.K. clinical trial to evaluate the anti-tumour effects of systemic administration of REOLYSIN® in combination with paclitaxel and carboplatin in patients with advanced cancers including head and neck, melanoma, lung and ovarian.

Four of the first eight patients treated in the study to date have a diagnosis of carcinoma of the head and neck. All three head and neck patients evaluated to date have had excellent clinical and radiological responses without appreciable toxicity. Preliminary assessment after recruitment of the first two cohorts has suggested that patients with head and neck carcinomas may represent a group of patients in whom the combination of carboplatin/paclitaxel and REOLYSIN® is active.

In the first cohort, the patient with head and neck cancer received 8 cycles of treatment (the maximum allowed) and achieved a clinical complete response. In the second cohort, the two patients with head and neck cancers with widespread disseminated disease have each received six cycles of treatment to date and both have achieved significant partial responses. Two of the three patients, including the patient with the clinical complete response, had previously received cisplatin/5-FU treatment and all three had previously received radiotherapy.

The trial has two components. The first is an open-label, dose-escalating, non-randomized study of REOLYSIN® given intravenously with paclitaxel and carboplatin every three weeks. Standard dosages of paclitaxel and carboplatin were delivered to patients with escalating dosages of REOLYSIN® intravenously. The second component of the trial includes the enrolment of a further 12 patients at the maximum dosage of REOLYSIN® in combination with a standard dosage of paclitaxel and carboplatin.

Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours such as head and neck, melanoma, lung and ovarian cancers that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objective of the trial is to determine the Maximum Tolerated Dose, Dose-Limiting Toxicity, recommended dose and dosing schedule and safety profile of REOLYSIN® when administered in combination with paclitaxel and carboplatin. Secondary objectives include the evaluation of immune response to the drug combination, the body’s response to the drug combination compared to chemotherapy alone and any evidence of anti-tumour activity.

Clinical Trials — Approved to Commence

In May 2008, we announced that we received a letter of approval from the U.K. Medicines and Healthcare Products Regulatory Agency for our Clinical Trial Application to begin a Phase II clinical trial using intravenous administration of REOLYSIN® in combination with paclitaxel and carboplatin in patients with advanced head and neck cancers. The principal investigator is Dr. Kevin Harrington of The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust.

This trial is a 14 patient, single arm, open-label, dose-targeted, non-randomized, multi-centre trial of REOLYSIN® given intravenously in combination with a standard dosage of paclitaxel and carboplatin. Patients with a variety of advanced cancers, including head and neck cancers, will continue to be treated in the ongoing U.K. combination paclitaxel and carboplatin trial.

Eligible patients include those with advanced or metastatic head and neck cancer that are refractory to standard therapy or for which no curative standard therapy exists. The primary objective of the Phase II trial is to measure tumour responses and duration of response, and to describe any evidence of antitumour activity. The secondary objective is to determine the safety and tolerability of REOLYSIN® when administered in combination with paclitaxel and carboplatin to patients with advanced or metastatic head and neck cancer.

Clinical Trials — Actively Enrolling

In June 2008, we announced that we commenced patient enrolment in the Phase II clinical trial described above under “Clinical Trials — Approved to Commence” using intravenous administration of REOLYSIN® in combination with paclitaxel and carboplatin in patients with advanced head and neck cancers.

In May 2008, we announced that we had begun patient enrolment in a clinical trial using intravenous administration of REOLYSIN® in combination with cyclophosphamide, a chemotherapeutic agent as well as immune modulator, in patients with advanced cancers. The Principal Investigators are Dr. James Spicer of King’s College in London, Dr. Johann de Bono and Dr. Kevin Harrington of The Royal Marsden NHS Foundation Trust and The Institute of Cancer Research, London, and Professor Hardev Pandha of the Royal Surrey County Hospital NHS Trust, Surrey and Mount Alvernia Hospitals.

The trial is an open-label, dose-escalating, non-randomized trial of REOLYSIN® given intravenously with escalating doses of cyclophosphamide. A standard dose of REOLYSIN® is administered intravenously over five consecutive days, while an intravenous dose of cyclophosphamide is administered three days before REOLYSIN® treatment and continues through the course of the treatment cycle. The total number of patients studied will depend on the number of dose levels tested, but it is anticipated to be approximately 30 patients.

Eligible patients include those who have been diagnosed with advanced or metastatic solid tumours including pancreatic, lung and ovarian cancers that are refractory (have not responded) to standard therapy or for which no curative standard therapy exists. The primary objectives of the trial include determining the Minimum Effective Immunomodulatory Dose of cyclophosphamide to obtain successful immune modulation. Secondary objectives include determining the safety profile of the combination and gathering any evidence of anti-tumour activity.

Manufacturing Program

In May 2008, we announced that we had successfully transferred GMP production for REOLYSIN® at the 40-litre batch size to SAFC Pharmatm, a Division of Sigma-Aldrich Corporation. This follows the successful scale-up from 20 litres to 40 litres announced by us last year.

Yields at the 40-litre scale should provide sufficient doses to support future development plans leading to registration and also anticipated early stage commercial requirements. Development work to support further scale-up to the 100-litre level is currently underway.

Collaborations

In April 2008, we announced that Prof. Alan Melcher and his research group at St. James’s University Hospital in Leeds, U.K. published the results of their work with reovirus in the May 1, 2008 online issue of The Journal of Immunology. The paper is entitled “Reovirus Activates Human Dendritic Cells to Promote Innate Antitumor Immunity.”

The researchers studied the ability of reovirus to activate human dendritic cells (“DC”), key regulators of both innate and adaptive immune responses. The data demonstrated that reovirus directly activates human DC, which in turn stimulate innate killing of cancer cells by natural killer and T cells, suggesting a novel potential role for T cells in oncolytic virus-induced local tumor cell death. Combined with the virus’s ability to directly kill cancer cells, the researchers concluded that reovirus recognition by DC may enhance the efficacy of reovirus as a therapeutic agent.

In April 2008, we announced that Prof. Alan Melcher and his research group at St. James’s University Hospital in Leeds, U.K. published the results of their work in the April 10 online issue of Gene Therapy. The paper is entitled “Inflammatory Tumour Cell Killing by Oncolytic Reovirus for the Treatment of Melanoma.”

The investigators showed that reovirus effectively kills and replicates in both human melanoma cell lines and freshly resected tumours. They demonstrated that reovirus melanoma killing is more potent than, and distinct from, chemotherapy or radiotherapy-induced cell death. They concluded that reovirus is suitable for clinical testing in melanoma.

In April 2008, we announced that an oral presentation by Dr. Chandini Thirukkumaran of the Tom Baker Cancer Centre, Calgary, entitled “Targeting Multiple Myeloma with Oncolytic Viral Therapy” was presented at the American Association for Cancer Research (“AACR”) Annual Meeting in April.

The presentation covered preclinical work using reovirus as a purging agent during autologous (harvested from the patient themselves) hematopoietic stem cell transplants for multiple myeloma. The results demonstrated that up to 70% of multiple myeloma cell lines tested showed reovirus sensitivity and reovirus induced cell death mediated through apoptosis.

The investigators concluded that this preclinical data supports initiating a Phase I purging trial using reovirus against multiple myeloma.

In April 2008, we announced that a poster presentation by Dr. Anders Kolb of the Nemours Center for Childhood Cancer Research entitled “Radiation in Combination with Reolysin for Pediatric Sarcomas” was presented at AACR.

The poster covers preclinical work using reovirus in combination with radiation in mice implanted with pediatric rhabdomyosarcoma and Ewing’s sarcoma tumours. The results demonstrated that the combination of reovirus and radiation significantly enhanced efficacy compared to either treatment alone in terms of tumour regression and event-free survival.

USE OF PROCEEDS

Unless otherwise indicated in an applicable Prospectus Supplement relating to an offering of Securities, we will use the net proceeds we receive from the sale of Securities for general corporate purposes, which may include our clinical trial program and our manufacturing activities in support of such program. The amount of net proceeds to be used for any purpose will be described in the applicable Prospectus Supplement.

CAPITALIZATION

On March 31, 2008, we had 41,180,748 Common Shares issued and outstanding. Since March 31, 2008, we have issued no Common Shares pursuant to the exercise of stock options and no warrants have expired. As at June 6, 2008, we have 41,180,748 Common Shares issued and outstanding. After giving effect to the exercise of all our Common Share purchase warrants and options, we would have 49,271,241 Common Shares issued and outstanding as at June 6, 2008.

PRIOR SALES

On October 29, 2007, we issued 60,000 Common Shares on the exercise of 60,000 options at an exercise price of $0.85 per Common Share. We granted options to acquire an aggregate of 1,050 Common Shares at an exercise price of $2.35 per Common Share and options to acquire an aggregate of 431,493 Common Shares at an exercise price of $2.22 per Common Share on October 30, 2007 and December 12, 2007, respectively. No other Common Shares or securities exchangeable or convertible into Common Shares have been issued during the twelve month period preceding the date of this Prospectus.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized capital consists of an unlimited number of Common Shares.

Common Shares

The holders of our Common Shares are entitled to one vote per share at meetings of shareholders, to receive such dividends as declared by us and to receive our remaining property and assets upon dissolution or wind up. Our Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following description of the terms of Subscription Receipts sets forth certain general terms and provisions of Subscription Receipts in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts.

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a subscription receipt agreement. A copy of the subscription receipt agreement will be filed by us with the applicable securities commission or similar regulatory authorities after it has been entered into by us and will be available electronically at www.sedar.com.

Pursuant to the subscription receipt agreement, original purchasers of Subscription Receipts will have a contractual right of rescission against Oncolytics, following the issuance of the underlying Common Share or other securities to such purchasers upon the surrender or deemed surrender of the Subscription Receipts, to receive the amount paid for the Subscription Receipts in the event that this Prospectus and any amendment thereto contains a misrepresentation or is not delivered to such purchaser, provided such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts.

The description of general terms and provisions of Subscription Receipts described in any Prospectus Supplement will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Subscription Receipts are denominated;

•	the procedures for the exchange of the Subscription Receipts into Common Shares or other securities;

•	the number of Common Shares or other securities that may be obtained upon exercise of each Subscription Receipt;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	the material tax consequences of owning the Subscription Receipts; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Subscription Receipts.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Subscription Receipts.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with one or more other Securities.

The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Warrants are denominated;

•	the designation and terms of the Common Shares that may be acquired upon exercise of the Warrants;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	the minimum or maximum amount, if any, of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Warrants.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Debt Securities. Debt Securities may be offered separately or in combination with one or more other Securities. We may, from time to time, issue debt securities and incur additional indebtedness other than through the issuance of Debt Securities pursuant to this Prospectus.

The Debt Securities will be issued under one or more indentures (each, a “Trust Indenture”), in each case between ourselves and a financial institution authorized to carry on business as a trustee (each, a “Trustee”).

The following description sets forth certain general terms and provisions of the Debt Securities and is not intended to be complete. The particular terms and provisions of the Debt Securities and a description of how the general terms and provisions described below may apply to the Debt Securities will be included in the applicable Prospectus Supplement. The following description is subject to the detailed provisions of the applicable Trust Indenture. Accordingly, reference should also be made to the applicable Trust Indenture, a copy of which will be filed by us with the securities commission or similar regulatory authority in each of the provinces of Canada in which we are a reporting issuer after it has been entered into by us and will be available electronically at www.sedar.com.

General

The Debt Securities may be issued from time to time in one or more series. We may specify a maximum aggregate principal amount for the Debt Securities of any series and, unless otherwise provided in the applicable Prospectus Supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.

Any Prospectus Supplement for Debt Securities supplementing this Prospectus will contain the specific terms and other information with respect to the Debt Securities being offered thereby, including:

•	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

•	any limit upon the aggregate principal amount of such Debt Securities;

•	the currency or currency units for which such Debt Securities may be purchased and the currency or currency units in which the principal and any interest is payable (in either case, if other than Canadian dollars);

•	the issue price (at par, at a discount or at a premium) of such Debt Securities;

•	the date or dates on which such Debt Securities will be issued and delivered;

•	the date or dates on which such Debt Securities will mature, including any provision for the extension of a maturity date, or the method of determination of such date(s);

•	the rate or rates per annum (either fixed or floating) at which such Debt Securities will bear interest (if any) and, if floating, the method of determination of such rate;

•	the date or dates from which any such interest will accrue and on which such interest will be payable and the record date or dates for the payment of such interest, or the method of determination of such date(s);

•	if applicable, the provisions for subordination of such Debt Securities to other indebtedness of the Corporation;

•	the Trustee under the Trust Indenture pursuant to which such Debt Securities are to be issued;

•	any redemption term or terms under which such Debt Securities may be defeased whether at or prior to maturity;

•	any repayment or sinking fund provisions;

•	any events of default applicable to such Debt Securities;

•	whether such Debt Securities are to be issued in registered form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any exchange or conversion terms and any provisions for the adjustment thereof;

•	if applicable, our ability to satisfy all or a portion of any redemption of such Debt Securities, any payment of any interest on such Debt Securities or any repayment of the principal owing upon the maturity of such Debt Securities through the issuance of securities by us or of any other entity, and any restriction(s) on the persons to whom such securities may be issued;

•	the provisions applicable to the modification of the terms of the Trust Indenture; and

•	any other specific material terms or covenants applicable to such Debt Securities.

We reserve the right to include in a Prospectus Supplement specific terms pertaining to the Debt Securities which are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Debt Securities.

Ranking

The Debt Securities will be direct unsecured obligations of Oncolytics. The Debt Securities will be senior or subordinated indebtedness of Oncolytics as described in the applicable Prospectus Supplement. If the Debt Securities are senior indebtedness, they will rank equally and rateably with all other unsecured indebtedness of Oncolytics from time to time issued and outstanding which is not subordinated. If the Debt Securities are subordinated indebtedness, they will be subordinated to senior indebtedness of Oncolytics as described in the applicable Prospectus Supplement, and they will rank equally and rateably with other subordinated indebtedness of Oncolytics from time to time issued and outstanding as described in the applicable Prospectus Supplement. We reserve the right to specify in a Prospectus Supplement whether a particular series of subordinated Debt Securities is subordinated to any other series of subordinated Debt Securities.

Registration of Debt Securities

Debt Securities in Book Entry Form

Debt Securities of any series may be issued in whole or in part in the form of one or more global securities (each a “Global Security” and together “Global Securities”) registered in the name of a designated clearing agency (a “Depositary”) or its nominee and held by or on behalf of the Depositary in accordance with the terms of the applicable Trust Indenture. The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will, to the extent not described herein, be described in the Prospectus Supplement relating to such series.

A Global Security may not be transferred, except as a whole between the Depositary and a nominee of the Depositary or as between nominees of the Depositary, or to a successor Depositary or nominee thereof, until it is wholly exchanged for Debt Securities in certificated non-book-entry form in accordance with the terms of the applicable Trust Indenture. So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Trust Indenture and payments of principal of and interest, if any, on the Debt Securities represented by a Global Security will be made by us to the Depositary or its nominee.

Subject to such exceptions, if any, as may be provided for in the Trust Indenture and described in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated non-book-entry form, will not be considered the owners or holders thereof under the applicable Trust Indenture and will be unable to pledge Debt Securities as security. The laws of some states in the United States may require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form.

Principal and interest payments, if any, on the Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither Oncolytics, the Trustee nor any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Oncolytics, any underwriters, dealers or agents and any Trustee identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for: (i) records maintained by the Depositary relating to beneficial ownership interests in the Debt Securities held by the Depositary or the book-entry accounts maintained by the Depositary; (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interests; or (iii) any advice or representation made by or with respect to the Depositary and contained in this Prospectus or in any Prospectus Supplement or Trust Indenture with respect to the rules and regulations of the Depositary or at the direction of Depositary participants.

The applicable Prospectus Supplement will identify the applicable Depositary for any Debt Securities represented by a Global Security.

Debt Securities in Registered Form

Debt Securities of any series may be issued in whole or in part in registered form as provided in the applicable Trust Indenture.

In the event that the Debt Securities are issued in certificated non-book-entry form, principal and interest, if any, will be payable, the transfer of such Debt Securities will be registerable and such Debt Securities will be exchangeable for Debt Securities in other denominations of a like aggregate principal amount at the office or agency maintained by us. Payment of principal and interest, if any, on Debt Securities in certificated non-book-entry form may be made by check mailed to the address of the holders entitled thereto.

Subject to the foregoing limitations, Debt Securities of any authorized form or denomination issued under the applicable Trust Indenture may be transferred or exchanged for Debt Securities of any other authorized form or denomination or denominations, any such transfer or exchange to be for an equivalent aggregate principal amount of Debt Securities of the same series, carrying the same rate of interest and same redemption and other provisions as the Debt Securities so transferred or exchanged. Exchanges of Debt Securities of any series may be made at the offices of the applicable Trustee and at such other places as we may from time to time designate with the approval of the applicable Trustee and may be specified in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the applicable Trustee will be the registrar and transfer agent for any Debt Securities issued in certificated non-book-entry form under the applicable Trust Indenture.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	the number of Securities that may be purchased upon exercise of each Unit and the price at which and currency or currency unit in which that amount of Securities may be purchased upon exercise of each Unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

MARKET FOR SECURITIES

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange under the trading symbol “ONC” and on the NASDAQ Capital Market under the trading symbol “ONCY”. The following table sets forth the market price ranges and the aggregate volume of trading of the Common Shares on the Toronto Stock Exchange and NASDAQ Capital Market for the periods indicated:

		Toronto Stock Exchange				NASDAQ Capital Market
	High	Low	Close	Volume	High	Low	Close	Volume
Period	($)	($)	($)	(Shares)	(U.S.$)	(U.S.$)	(U.S.$)	(Shares)

2007
May	2.39	2.12	2.19	880,135	2.17	1.98	2.06	1,026,481
June	2.55	2.05	2.15	755,603	2.47	1.92	2.08	1,746,620
July	2.21	1.68	1.91	1,512,581	2.08	1.59	1.79	1,296,480
August	1.95	1.54	1.62	514,617	1.85	1.50	1.55	592,767
September	1.90	1.42	1.90	1,046,083	1.90	1.44	1.89	1,172,901
October	2.46	1.67	2.30	2,614,255	2.53	1.75	2.44	2,470,044
November	2.65	2.10	2.28	600,779	2.77	2.08	2.29	1,038,246
December	2.38	1.67	1.70	355,628	2.38	1.67	1.72	795,031

2008
January	2.04	1.66	1.95	538,887	2.04	1.69	1.93	622,530
February	2.26	1.82	1.90	564,976	2.27	1.85	1.94	588,210
March	2.01	1.70	1.83	376,635	2.02	1.70	1.84	618,300
April	2.50	1.78	1.96	1,159,535	2.46	1.76	1.94	1,138,020
May	2.18	1.60	2.15	6,683,183	2.21	1.62	2.15	897,410
June (1-5)	2.40	2.11	2.30	292,033	2.39	2.15	2.29	414,315

PLAN OF DISTRIBUTION

We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries and also may sell Securities directly to purchasers or through agents, subject to obtaining any applicable exemption from registration requirements.

The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying Prospectus Supplement.

In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers, placement agents or other intermediaries that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

If so indicated in the applicable Prospectus Supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable Prospectus Supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The Prospectus Supplement relating to any offering of Securities will also set forth the terms of the offering of the Securities, including, to the extent applicable, the initial offering price, the proceeds to us, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to any offering of Securities sold to or through underwriters will be named in the Prospectus Supplement relating to such offering.

Holders of Warrants resident in the United States who acquire Common Shares pursuant to the exercise of Warrants in accordance with their terms and under this Prospectus and any applicable Prospectus Supplement may have a right of action against the Corporation for any misrepresentation in this Prospectus or any applicable Prospectus Supplement. However, the existence and enforceability of such a right of action is not without doubt. By contrast, holders of Warrants resident in Canada who may acquire Common Shares pursuant to the exercise of Warrants in accordance with their terms and who will be deemed to acquire such Common Shares under applicable Canadian prospectus exemptions, will not have any such right of action.

Under agreements which may be entered into by us, underwriters, dealers, placement agents and other intermediaries who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under applicable securities legislation. The underwriters, dealers, placement agents and other intermediaries with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of Subscription Receipts, Debt Securities, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts, Debt Securities, Warrants or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Subscription Receipts, Debt Securities, Warrants or Units may be sold and purchasers may not be able to resell Subscription Receipts, Debt Securities, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts, Debt Securities, Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the Subscription Receipts, Debt Securities, Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts, Debt Securities, Warrants or Units or as to the liquidity of the trading market, if any, for the Subscription Receipts, Debt Securities, Warrants or Units.

Subject to applicable securities legislation, in connection with any offering of Securities under this Prospectus, the underwriters, if any, may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Notwithstanding the filing of this Prospectus, our short form base shelf prospectus dated February 15, 2007 and the related prospectus supplement dated February 16, 2007 (collectively, the “2007 Base Shelf Prospectus”) will remain in full force and effect and continue to qualify the Common Shares issuable to U.S. residents on exercise of the Common Share purchase warrants issued in connection with our Unit offering under a short form prospectus dated February 14, 2007 (the “2007 Unit Offering”) until such time as the 2007 Base Shelf Prospectus expires in accordance with applicable securities laws. In the event that the 2007 Base Shelf Prospectus expires prior to the exercise of all the Common Shares purchase warrants issued to U.S. residents in connection with the 2007 Unit Offering, we may use this Prospectus to qualify the remaining Common Shares issuable to U.S. residents on the exercise of Common Share purchase warrants issued in connection with the 2007 Unit Offering. If such a determination is made, the applicable prospectus supplement will set out the relevant facts to qualify such Common Shares. We may also use this Prospectus to qualify Common Shares issuable to U.S. residents on the exercise of future Common Share purchase warrants issued by us.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences which may be applicable to a purchaser of Securities offered thereunder, and may also include a discussion of certain United States federal income tax consequences to the extent applicable.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement, certain legal matters relating to the offering of the securities will be passed upon for us by Bennett Jones LLP and Dorsey & Whitney LLP. In addition, certain legal matters in connection with any offering of securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

The partners and associates of Bennett Jones LLP, as a group, and the partners and associates of Dorsey & Whitney LLP, as a group, each beneficially own, directly or indirectly, less than 1% of our securities.

AUDITOR

Our financial statements as at December 31, 2007 and 2006 incorporated by reference into this Prospectus have been audited by Ernst & Young LLP, independent auditors, as indicated in their report dated February 15, 2008 and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Ernst & Young LLP has been our auditor since inception in 1998.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our auditors Ernst & Young LLP;

•	the consent of our Canadian counsel Bennett Jones LLP;

•	powers of attorney from our directors and officers; and

•	Form F-X — Appointment of Agent for Service of Proceeds and Undertaking.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto. The legislation further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser or any amendment contains a misrepresentation or are not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation in the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITORS’ CONSENT

We have read the short form base shelf prospectus of Oncolytics Biotech Inc. (the “Corporation”) dated June 6, 2008 relating to the qualification for distribution of up to $150,000,000 aggregate initial offering price of common shares, subscription receipts, warrants, debt securities and/or units of the Corporation (the “Prospectus”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the shareholders of the Corporation on the balance sheets of the Corporation as at December 31, 2007 and 2006 and the statements of loss and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2007 and for the cumulative period from inception on April 2, 1998. Our report is dated February 15, 2008.

Calgary, Canada June 6, 2008	(Signed) Ernst & Young LLP Chartered Accountants

CERTIFICATE OF THE CORPORATION

Dated: June 6, 2008

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation in the provinces of British Columbia, Alberta, Manitoba and Ontario.

(Signed) Bradley G. Thompson Chief Executive Officer	(Signed) Douglas A. Ball Chief Financial Officer

On behalf of the Board of Directors of Oncolytics

(Signed) Jim Dinning Director	(Signed) Fred A. Stewart Director

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PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Under the Business Corporations Act (Alberta), Oncolytics Biotech Inc. (the “Corporation”) may indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer or a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled the conditions set out in the preceding sentence. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.
In accordance with and subject to the Business Corporations Act (Alberta), the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer, or a body corporate of which the Corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or other entity if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer at the Corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Business Corporations Act (Alberta) permits or requires.
The Corporation maintains a directors’ & officers’ insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law.
Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS

Exhibit
Number	Description

4.1	Renewal Annual Information Form dated March 5, 2008, for the year ended December 31, 2007, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on April 7, 2008.

4.2	Audited financial statements, together with the accompanying notes to the financial statements, for the fiscal years ended December 31, 2007 and 2006 and the auditors’ report thereon addressed to the Corporation’s shareholders, incorporated by reference to the Corporation’s Annual Report on Form 20-F, filed with the Commission on May 23, 2008

4.3	Management Proxy Circular dated March 20, 2008 relating to the annual and special meeting of shareholders held on May 7, 2008, excluding those portions which are not prescribed by Canadian securities law to be included in the Canadian Prospectus, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on April 8, 2008.

4.4	Management’s discussion and analysis of financial condition and results of operations dated March 5, 2008, for the year ended December 31, 2007, included as part of the Corporation’s Annual Report to Shareholders, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on April 8, 2008.

4.5	Unaudited interim financial statements as at and for the three months ended March 31, 2008, together with the notes thereto, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on May 1, 2008.

4.6	Management’s discussion and analysis of financial condition and results of operations dated April 30, 2008, for the three months ended March 31, 2008, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on May 1, 2008

4.7	Reconciliation of financial statements as at and for the three months ended March 31, 2008, incorporated by reference to the Corporation’s Current Report on Form 6-K, furnished to the Commission on June 4, 2008

5.1	Consent of Ernst & Young LLP dated June 6, 2008

5.2	Consent of Bennett Jones LLP dated June 6, 2008

6.1	Powers of Attorney (included on the signature pages of this Registration Statement)

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.     Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2.     Consent to Service of Process
Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on June 6, 2008.

ONCOLYTICS BIOTECH INC.
By:	/s/ Bradley G. Thompson
Bradley G. Thompson
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Bradley G. Thompson and Douglas A. Ball, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on June 6, 2008:

Signature	Title
/s/ Bradley G. Thompson Bradley G. Thompson	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
/s/ Douglas A. Ball Douglas A. Ball	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ William A. Cochrane William A. Cochrane	Director
Ger J. van Amersfoort	Director

Signature	Title
/s/ Robert B. Schultz Robert B. Schultz	Director
/s/ Fred A. Stewart Fred A. Stewart	Director
Ed Levy	Director
/s/ J. Mark Lievonen J. Mark Lievonen	Director
/s/ Jim Dinning Jim Dinning	Director

Authorized representative
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Oncolytics Biotech Inc. in the United States, in the State of California, on June 6, 2008.

By:	/s/ Karl Mettinger
	Name:	Karl Mettinger
	Title:	Chief Medical Officer